Exhibit E

EXECUTION VERSION

AMENDMENT NO. 1 TO MARGIN LOAN AGREEMENT

This AMENDMENT No. 1 TO MARGIN LOAN AGREEMENT (this “Amendment”) is dated as of March 3, 2018 and is entered into by and among HNA HLT Holdco IV LLC, a limited liability company under the laws of the State of Delaware, as Borrower (“Borrower”), HNA HLT Holdco I LLC, a limited liability company under the laws of the State of Delaware as pledgor (“Pledgor”), HNA Tourism Group Co., Limited, as parent (“Parent”), HNA HLT Holdco II LLC, a limited liability company under the laws of the State of Delaware, as intermediate subsidiary (“Intermediate Subsidiary”), each Lender (as defined in the Margin Loan Agreement), and JPMorgan Chase Bank, N.A., London Branch, as Administrative Agent (“Administrative Agent”) and as Calculation Agent and is made with reference to that certain Amended and Restated Margin Loan Agreement, dated as of December 22, 2017, by and among Borrower, Pledgor, Intermediate Subsidiary, the Administrative Agent and the lenders party thereto (the “Margin Loan Agreement”).

RECITALS:

WHEREAS, Borrower wishes that it be permitted to release certain proceeds of Permitted Sale Transactions (as defined in the Margin Loan Agreement).

WHEREAS, each financial institution identified on the signature pages hereto as a “Lender” has agreed severally, on the terms and conditions set forth herein and in the Margin Loan Agreement, to permit the release of certain proceeds of Permitted Sale Transactions.

The parties hereto therefore agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Margin Loan Agreement has the meaning assigned to such term in the Margin Loan Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Margin Loan Agreement shall, after this Amendment becomes effective, refer to the Margin Loan Agreement as amended hereby. For the avoidance of doubt, after the Amendment No. 1 Effective Date (as defined below), any references to “date hereof,” or “date of this Agreement,” in the Margin Loan Agreement, shall continue to refer to December 22, 2017.

SECTION 2. Amendments to Margin Loan Agreement. Effective on and as of the Amendment No. 1 Effective Date:

(a)    Section 1.01 of the Margin Loan Agreement is hereby amended by:

(i)    amending and restating the definitions of the following terms to read as follows:

“Fee Letter” means that certain second amended and restated fee letter, dated as of March 2, 2018, among Borrower and the Initial Lenders.

“Margin Loan Documentation” means, collectively, this Agreement, Amendment No. 1, the Security Agreements, the Control Agreements, the Funding Account Control Agreement, the Pledgor Guarantee, the Issuer Agreements, the Parent Agreement, the Fee Letter, any Borrowing Notice, and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Net Cash Proceeds” means, with respect to any Permitted Sale Transaction or Permitted Tender Offer Transaction, the gross proceeds from such transaction less (i) U.S. taxes paid or payable (as estimated by Intermediate Subsidiary in its good faith judgment based on the advice of nationally recognized external tax advisors) by Intermediate Subsidiary in respect of such transaction, (ii) customary brokerage or underwriting fees in respect of such transaction, (iii) customary legal fees and expenses related to such transaction and (iv) other selling or tender offer costs and out-of-pocket expenses in respect of such transaction (including payments made in order to obtain a necessary consent or required by any Law). In addition, Net Cash Proceeds may be net of gross proceeds used to pay or prepay amounts due on March 15, 2018 (at the option of the Borrower).

“Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount on such date less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date (other than any Excluded Cash Proceeds credited to the Collateral Accounts), (ii) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by the Calculation Agent and (iii) the aggregate amount available to be drawn under all Eligible Letters of Credit that have been provided to the Applicable Lenders.

(ii)    inserting the following terms in the appropriate alphabetical order:

“Amendment No. 1” means Amendment No. 1 to this Agreement dated as of March 2, 2018 among Borrower, Pledgor, Parent, Intermediate Subsidiary, the Lenders party thereto and JPMorgan Chase Bank, N.A., London Branch, as Administrative Agent and Calculation Agent.

“Excluded Cash Proceeds” means any amount excluded from the definition of “Net Cash Proceeds” by romanettes (i) through (iv) of such definition, which is not paid immediately out of the gross proceeds from such Permitted Sale Transaction or Permitted Tender Offer.

“Hilton Basket Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Single Share Collateral Value for the Hilton Shares, divided by (ii) the Share Collateral Value.

“Permitted Sale Transaction Release Amount” has the meaning specified in Section 2.06(d)(viii).

(b)    Section 2.06(d) of the Margin Loan Agreement is hereby amended by deleting the words “clauses (i) through (vii) below” in the lead-in and inserting the words “clauses (i) through (ix) below” therefor;

(c)    Section 2.06(d)(i) of the Margin Loan Agreement is hereby amended by inserting the words “Permitted Sale Transaction Release Amount, Excluded Cash Proceeds,” following the words “other than” and before the words “Extraordinary Distributions”;

(d)    Section 2.06(d)(ii)(B) of the Margin Loan Agreement is hereby amended by (x) inserting the words “provided in clause (viii) or as” after the words “except as” and before the words “may be otherwise” (y) deleting the word “and” following the semicolon at the end thereof;

(e)    Section 2.06(d)(ii)(C) of the Margin Loan Agreement is hereby amended by replacing the period at the end thereof with the word “and” a semicolon;

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(f)    Section 2.06(d)(ii) of the Margin Loan Agreement is hereby amended by inserting the following as a new clause (D):

(D)    100% of the Excluded Cash Proceeds of such Permitted Sale Transaction or Permitted Tender Offer will be paid into the Collateral Accounts, on a Pro Rata Basis concurrently with the Net Cash Proceeds of such Permitted Sale Transaction or Permitted Tender Offer.

(g)    Section 2.06(d) of the Margin Loan Agreement is hereby amended by inserting the following as new clauses (viii) and (ix):

(viii)    Pledgor may request a release of a portion of the Net Cash Proceeds from a Permitted Sale Transaction (a “Permitted Sale Transaction Release Amount”) on a Pro Rata Basis as long as on the date of such release (after giving effect to the prepayment of any portion of the Total Accrued Loan Amount from Net Cash Proceeds of such Permitted Sale Transaction in accordance with the terms of the Margin Loan Documentation on or prior to such release date):

(A)    prior to such release, Borrower has prepaid a part of the Total Loan Principal Amount in an aggregate amount equal to or greater than $1,000,000,000 in accordance with the terms set forth in Section 2.02(a) and Section 2.02(b);

(B)    prior to such release, Pledgor has agreed to use such Permitted Sale Transaction Release Amount to be released pursuant to this Section 2.06(d)(viii) in a manner fully disclosed to the Lenders;

(C)    no Default or Event of Default shall have occurred and be continuing or would result from such release;

(D)    the LTV Ratio immediately after giving effect to such release shall not exceed the LTV Margin Release Level;

(E)    immediately after giving effect to such release, the Collateral Account shall contain sufficient Cash to fund the interest payment due on the next scheduled Interest Payment Date; and

(F)    immediately after giving effect to such release, the Hilton Basket Ratio shall be (a) if the date of such release is on or prior to December 31, 2018, greater than or equal to 60% and (b) if the date of such release is on or after January 1, 2019, greater than or equal to 70%;

provided that, for the avoidance of doubt, clauses (A) through (F) shall not apply to any Net Cash Proceeds which are applied to the prepayment of the Total Accrued Loan Amount on a Pro Rata Basis.

(ix)    Pledgor may request a release of all or a portion of the Excluded Cash Proceeds only (A) upon delivery to Administrative Agent of (I) a certificate of a Responsible Officer of Borrower representing and warranting to the Lenders that such amount will be used to make one or more payments listed in romanettes (i) through (iv) of the definition of “Net Cash Proceeds” and (II) evidence satisfactory to the Administrative Agent that such payment or payments are due and payable or (B) in the event the requirements set forth in clauses (A) through (F) of Section 2.06(d)(viii) above are satisfied. Pledgor may at any time (by written notice to the Administrative Agent) designate all or a portion of Excluded Cash Proceeds as Net Cash Proceeds (which would then be applied to the repayment of the Total Accrued Loan Amount on a Pro Rata Basis (or as otherwise required or permitted in accordance with the terms hereof)).

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SECTION 3. Representations and Warranties.

(a)    Each Loan Party represents and warrants to Lenders that each of the representations and warranties contained in the Margin Loan Agreement (other than as set forth in Sections 3.04, 3.06(d), 3.11, 3.13, 3.15, 3.16, 3.21 and 3.23) shall be true and correct in all material respects (except with respect to representations and warranties already qualified by materiality in which case such representations and warranties shall be true and correct in all respects) on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and the acknowledgement of the effectiveness of this Amendment by any Loan Party shall constitute a representation and warranty that the condition set forth in this clause (a) has been satisfied; and

(b)    Parent represents and warrants to the Lenders that each of the representations and warranties contained in Section 1 and Section 2 of the Parent Agreement shall be true and correct in all material respects (except with respect to representations and warranties already qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all respects as of such date.

SECTION 4. Conditions to the Amendment No. 1 Effective Date. This Amendment shall become effective as of March 2, 2018 (the “Amendment No. 1 Effective Date”) so long as each of the following conditions shall have been satisfied on or prior to such date:

(a)    Administrative Agent and each Lender shall have received duly executed counterparts of this Amendment and the Fee Letter (as amended and restated), each in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders;

(b)    the representations and warranties set forth in Section 3 above shall be true and correct on and as of the Amendment No. 1 Effective Date after giving effect hereto;

(c)    There has been no occurrence of a Change of Control with respect to a Loan Party or announcement of an event described in clause (iii) or (v) of the definition of Category 1 Issuer Event;

(d)    no Default or Event of Default shall have occurred and be continuing on the Amendment No. 1 Effective Date; and

(e)    Administrative Agent shall have received from Borrower a certificate from a Responsible Officer of Borrower dated as of the Amendment No. 1 Effective Date, which shall contain representations that the conditions set forth in clauses (b) through (d) of this Section 4 have been satisfied.

SECTION 5. Governing Law. The provisions of Section 10.06 of the Margin Loan Agreement shall apply mutatis mutandis to this Amendment as if such provisions were fully set forth herein.

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SECTION 6. Confirmation of Guarantees and Security Interests. By signing this Amendment each of Borrower and Pledgor hereby confirms that (x) the obligations of Borrower and Pledgor under the Margin Loan Agreement as modified or supplemented hereby and the other Margin Loan Documentation (i) are entitled to the benefits of the security interests set forth or created in the Pledgor Guarantee, Pledge and Security Agreement and the other Margin Loan Documentation and (ii) constitute “Obligations”, “Secured Obligations” and “Guaranteed Obligations” or other similar term for purposes of the Margin Loan Agreement, the Pledge and Security Agreement and all other Margin Loan Documentation and (y) notwithstanding the effectiveness of the terms hereof, the Pledgor Guarantee, the Pledge and Security Agreement and the other Margin Loan Documentation are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects (giving effect to the amendments set forth herein).

SECTION 7. Miscellaneous. This Amendment shall constitute a Margin Loan Documentation for all purposes of the Margin Loan Agreement and the other Margin Loan Documentation. The provisions of this Amendment are deemed incorporated into the Margin Loan Agreement as if fully set forth therein. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

HNA HLT HOLDCO IV LLC,
as Borrower

By:	/s/ Wang Xun
Name:	Wang Xun
Title:	Director

INTERMEDIATE SUBSIDIARY:

HNA HLT HOLDCO II LLC,
as Intermediate Subsidiary

By:	/s/ Wang Xun
Name:	Wang Xun
Title:	Director

PLEDGOR:

HNA HLT HOLDCO I LLC,
as Pledgor

By:	/s/ Wang Xun
Name:	Wang Xun
Title:	Director

PARENT:

HNA TOURISM GROUP CO., LIMITED,
as Parent

By:	/s/ Tian Jianjun
Name:	Tian Jianjun
Title:	Chief Financial Officer

JPMORGAN CHASE BANK, N.A., LONDON BRANCH,
as a Lender, Administrative Agent and Calculation Agent

By:	/s/ Ioannis Katsikas
Name:	Ioannis Katsikas
Title:	Executive Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ William Brett
Name:	William Brett
Title:	Director

By:	/s/ Tucker Martin
Name:	Tucker Martin
Title:	Managing Director

DEUTSCHE BANK AG, LONDON BRANCH
as a Lender

By:	/s/ Paul Stowell
Name:	Paul Stowell
Title:	Attorney in Fact

By:	/s/ Lars Kestner
Name:	Lars Kestner
Title:	Attorney in Fact

UBS AG, LONDON BRANCH,
as a Lender

By:	/s/ Michael Odonovan
Name:	Michael Odonovan
Title:	Managing Director

By:	/s/ Lee Frankenfield
Name:	Lee Frankenfield
Title:	Managing Director